Exhibit 4.10
Execution Version
CERTAIN IDENTIFIED INFORMATION MARKED BY [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED

AMENDMENT to Note Purchase Agreement

This AMENDMENT to Note Purchase Agreement (“Amendment”) is entered into as of April 24, 2020 by and among Oaktree Capital Management, L.P., a Delaware limited partnership (the “Company”), Oaktree Capital I, L.P., a Delaware limited partnership (“Oaktree Capital I”), Oaktree Capital II, L.P., a Delaware limited partnership (“Oaktree Capital II”), Oaktree AIF Investments, L.P., a Delaware limited partnership (“Oaktree AIF” and collectively with the Company, Oaktree Capital I and Oaktree Capital II, the “Obligors”), and the undersigned holders (the “Holders”) of the Notes (as hereinafter defined) party hereto. Unless otherwise defined or amended herein, capitalized terms used in this Amendment shall have the meanings assigned to them in the Note Purchase Agreement (as hereinafter defined).
Recitals
WHEREAS, the Company and the Holders have agreed to amend certain provisions of that certain note purchase agreement (the “Note Purchase Agreement”), dated as of July 12, 2016 among the Obligors and the purchasers listed on Schedule B thereto relating to the issuance and sale of the Company’s 3.69% Senior Notes due July 12, 2031 (the “Notes”), and as otherwise amended and in effect from time to time, on the terms and conditions expressly set forth herein.
Now therefore, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:
SECTION 1. REPRESENTATIONS and Warranties
The Obligors, jointly and severally, represent and warrant to each Holder that:
§1.1    Organization, Power and Authority.
    Each Obligor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign limited partnership and in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified and in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the limited partnership power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact its business and to execute this Amendment.
44506617.1
ACTIVE 49388434v13

§1.2    Authorization, etc.
    This Amendment has been duly authorized by all necessary limited partnership action on the part of each Obligor, and this Amendment constitutes a legal, valid and binding obligation of each Obligor, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
§1.3    Compliance with Laws, Other Instruments, etc.
    The execution, delivery and performance by each Obligor of this Amendment will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Obligor or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, shareholders agreement or any other Material agreement or instrument to which any Obligor or any Subsidiary is bound or by which any Obligor or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to any Obligor or any Subsidiary or (iii) violate any provision or other statute or other rule or regulation of any Governmental Authority applicable to any Obligor or any Subsidiary.
§1.4    Consent, etc.
    No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Obligor of this Amendment.
§1.5    Absence of Defaults.
    Immediately prior to the execution, delivery and performance of this Amendment, and after giving effect thereto, no Default or Event of Default will exist.

SECTION 2. Amendment
The Note Purchase Agreement is hereby amended as of the date this Amendment becomes effective pursuant to Section 3.1 hereof in the following respects:
§2.1    Liens
Section 10.5(f) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

(f) in the case of any Obligor or any Subsidiary that serves as the direct or indirect general partner, manager, managing member or similar controlling entity of an investment fund managed by any of the Obligors or any of their Affiliates, any Lien on such Obligor or such Subsidiary’s interests and rights as such controlling entity of such fund or any special purpose vehicle owned by such fund; provided that such Lien shall not extend to such Obligor or Subsidiary’s right to receive distributions or any incentive allocation from such fund;

§2.2    Restrictive Agreements; Negative Pledge Clauses
    (a)    Section 10.8 of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

Section 10.8. Restrictive Agreements; Negative Pledge Clauses. The Obligors will not, and will not permit any of their respective Subsidiaries (other than any CLO Subsidiary) to, directly or indirectly, enter into, incur or permit to exist or become effective any agreement or other arrangement that prohibits, limits, restricts or imposes any condition upon (a) the ability of any Obligor or any Subsidiary to create, incur, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions on account of its Capital Stock or to make or repay loans or advances to the Obligors or any other Subsidiary or to deliver a Guaranty with respect to Indebtedness of the Obligors or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement; (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 10.8 (and any extension, renewal or amendment or modification thereof, provided that such extension, renewal, amendment or modification does not expand the scope of, any such restriction or condition); (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, business or assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary, business or assets that is to be sold and such sale is permitted hereunder; (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof; and (vi) the foregoing shall not apply to restrictions and conditions (x) contained in agreements evidencing a Permitted Financing or (y) applicable to an Obligor or a Subsidiary that serves as the direct or indirect general partner, manager, managing member or similar controlling entity of one or more investment funds contained in subscription credit facility agreements.

§2.3    FATCA Information
Section 14 of the Note Purchase Agreement is hereby amended by inserting as a new Section 14.4 the following:

Section 14.4.FATCA Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by any Obligor, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other documentation reasonably requested by an Obligor necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.4 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

§2.4    Defined Terms
(a)    The following defined terms shall be added to the Note Purchase Agreement:

“AOH” means Atlas OCM Holdings, LLC, a Delaware limited liability company.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

(b)    The following defined terms shall be amended and restated in their entirety, as follows:

“Combined EBITDA” means, for any period, Combined Net Income for such period plus, (a) without duplication and to the extent reflected as a charge in the statement of such Combined Net Income for such period, the sum of (i) income tax expense, (ii) Combined Interest Expense, (iii) amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Notes), (iv) depreciation and amortization expense, (v) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (vi) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Combined Net Income for such period, losses on sales of assets outside of the ordinary course of business) and (vii) any non-cash charges, including non-cash charges resulting from the vesting or issuance of equity to employees, principals or others, and minus, (b) without duplication and to the extent included as income or gain in the statement of such Combined Net Income for such period, the sum of (i) any extraordinary, unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Combined Net Income for such period, non-cash gains on the sales of assets outside of the ordinary course of business) and (ii) any other non-cash income, all as determined on a combined basis, and plus or minus, as appropriate, (c) without duplication of the items set forth in clauses (a) and (b) above, the adjustments equivalent to those that OCG made to arrive at its “Adjusted Net Income” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (as filed with the SEC), to the extent relevant to the Obligors, and (d) without duplication of the items set forth in clauses (a), (b) and (c) above, the adjustments replacing investment income (loss) with receipts of investment income from funds and companies equivalent to those that OCG made to arrive at its “Distributable Earnings” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (as filed with the SEC), to the extent relevant to the Obligors; provided that the contribution to Combined EBITDA of a Subsidiary that is not a Wholly-Owned Subsidiary shall be calculated in proportion to the Obligors’ aggregate direct or indirect economic interests in such Subsidiary.

For the purposes of calculating Combined EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Combined Leverage Ratio, (i) if at any time during such Reference Period the Obligors or any Subsidiary shall have made any Material Disposition, the Combined EBITDA for such Reference Period shall be reduced by an amount equal to the Combined EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Combined EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Obligors or any Subsidiary shall have made a Material Acquisition, Combined EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period; provided that, with respect to any such Material Disposition or Material Acquisition, Combined EBITDA shall be adjusted to take into account compensation expense, occupancy costs, rental expenses and other reasonably identifiable and supportable cost and expense items that will be eliminated as a result of consummating such Material Disposition or Material Acquisition (“Disposition/Acquisition Addbacks”); provided further that (x) calculations of Disposition/Acquisition Addbacks shall be made in good faith by a Senior Financial Officer and (y) Disposition/Acquisition Addbacks shall not exceed 10% of Combined EBITDA for any Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising in excess of 51% of an operating unit of a business or constitutes in excess of 51% of the common stock of a Person and (b) involves the payment of consideration by the Obligors and their respective Subsidiaries in excess of $250,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to one or more of the Obligors and their respective Subsidiaries in excess of $250,000,000.

“Controlled Entity” means OCG and AOH and each of their respective subsidiaries other than (i) any investment fund or CLO or any subsidiary thereof that is managed by any subsidiary of OCG or AOH or (ii) an entity held by OCG, AOH or any of their respective subsidiaries that holds investments that it or an Affiliate thereof manages or intends to manage as part of an investment fund or a CLO, including any entity formed for the purpose of holding investments in connection with seeding a new investment portfolio or strategy.

“Material Credit Facility” means, as to the Obligors and their Subsidiaries,

(a) the Principal Credit Facility;

(b) the Existing Note Agreements; and

(c) any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of Closing by any Obligor or any Subsidiary (other than any CLO Subsidiary), or in respect of which any Obligor or any Subsidiary (other than any CLO Subsidiary) is an obligor or otherwise provides a guaranty or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $250,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); provided that solely for the purposes of Section 9.7, the foregoing shall exclude any agreements with respect to a Lien permitted under Sections 10.5(d) and 10.5(e).

“Oaktree Parent Entities” means OCG, AOH and each of their respective subsidiaries that holds an equity interest in any of the Obligors.

“Principal Credit Facility” means the Credit Agreement dated as of March 31, 2014, as amended by the First Amendment to Credit Agreement dated as of November 3, 2014, the Second Amendment to Credit Agreement dated as of March 31, 2016, the Third Amendment to Credit Agreement dated as of November 14, 2017, the Fourth Amendment to Credit Agreement dated as of March 29, 2018 and the Fifth Amendment to Credit Agreement dated as of December 13, 2019, among the Company, Oaktree Capital II, Oaktree AIF, Oaktree Capital I, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, letter of credit issuer and swing line lender, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof (provided, however, if such replacement credit facility actually consists of multiple credit facilities, then the “Principal Credit Facility” for purposes of this definition shall be the single credit facility among such replacement credit facilities under which the Obligors have the ability to borrow the largest amount of principal).

SECTION 3. MISCELLANEOUS
§3.1    Conditions to Effectiveness. The effectiveness of this Amendment is expressly subject to the following conditions: (i) the representations and warranties made by the Obligors under Section 1 of this Amendment shall be true and correct, (ii) executed counterparts of this Amendment, duly executed by the Obligors and Holders constituting Required Holders shall have been delivered to the Holders, (iii) receipt by each Holder of (a) a certificate of the Secretary or Assistant Secretary of each Obligor, dated the date hereof, certifying as to (1) the resolutions attached thereto and the corporate proceedings relating to the authorization, execution and delivery of this Amendment and the performance of its obligations hereunder and (2) the Obligors’ organization documents currently in effect, and (b) a recent “good standing certificate” from the Secretary of State of the State of Delaware (which certificate shall indicate that the Obligor is in good standing and has legal existence in the State of Delaware), and (iv) the Company shall have paid, or reimbursed the Holders for, the reasonable fees, charges and disbursements of special counsel to the Holders; provided that the Company shall not be liable for the attorneys’ fees, costs and disbursements of more than one firm of special counsel (which firm shall be the firm retained to represent all holders of Notes collectively).
§3.2    Instrument Pursuant to Note Purchase Agreement. This Amendment is executed pursuant to Section 18 of the Note Purchase Agreement and shall be construed, administered, and applied in accordance with all of the terms and provisions of the Note Purchase Agreement. Except as expressly set forth herein, all of the representations, warranties, terms, covenants and conditions of the Note Purchase Agreement shall remain unamended and in full force and effect. The execution, delivery and effectiveness of this

Amendment shall not, except as expressly provided herein, (i) constitute an amendment or a waiver of, or consent to any departure from, any provision of the Note Purchase Agreement, (ii) operate as a waiver of any right, power or remedy of any holder of any Note, or (iii) constitute a waiver of any Default or Event of Default or any other documents, instruments and agreements executed and/or delivered in connection therewith.
§3.3    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
§3.4    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.
§3.5    Governing Law. This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first set forth above.
OAKTREE CAPITAL MANAGEMENT, L.P.

By: __/s/ Dan Levin_______________________________
    Name:    Dan Levin
    Title:    Chief Financial Officer

By: __/s/ Jeffrey Joseph_______________________________
    Name:    Jeffrey Joseph
    Title:    Managing Director

OAKTREE CAPITAL I, L.P.

By: __/s/ Dan Levin_______________________________
    Name:    Dan Levin
    Title:    Chief Financial Officer

By: __/s/ Jeffrey Joseph_______________________________
    Name:    Jeffrey Joseph
    Title:    Managing Director

OAKTREE CAPITAL II, L.P.

By: __/s/ Dan Levin_______________________________
    Name:    Dan Levin
    Title:    Chief Financial Officer

By: __/s/ Jeffrey Joseph_______________________________
    Name:    Jeffrey Joseph
    Title:    Managing Director

OAKTREE AIF INVESTMENTS, L.P.

By: __/s/ Dan Levin_______________________________
    Name:    Dan Levin
    Title:    Chief Financial Officer

By: __/s/ Jeffrey Joseph_______________________________
    Name:    Jeffrey Joseph
    Title:    Managing Director
[Signature Page to Amendment to Note Purchase Agreement]

Name of Holder:

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By: Northwestern Mutual Investment Management Company, LLC,
its investment adviser

By: __/s/ Michael H. Leske______________________________
Name: Michael H. Leske
Its: Managing Director

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY FOR ITS
GROUP ANNUITY SEPARATE ACCOUNT

By: __/s/ Michael H. Leske______________________________
Name: Michael H. Leske
Its: Authorized Representative

Principal Amount of Senior Notes held:

[***]

[Signature Page to Amendment to Note Purchase Agreement]

Name of Holder:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a
New York domiciled life insurance company

By: Nuveen Alternatives Advisors LLC, a Delaware limited liability company, its         investment manager

By: __/s/ Ho Young Lee______________________________
Name:    Ho Young Lee
Title:    Managing Director

Principal Amount of Senior Notes held:

[***]
[Signature Page to Amendment to Note Purchase Agreement]

Name of Holder:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By: Barings LLC, as Investment Adviser

By: __/s/ James Moore______________________________
Name:     James Moore
Title:    Managing Director

YF LIFE INSURANCE INTERNATIONAL LIMITED
By: Barings LLC, as Investment Adviser

By: __/s/ James Moore______________________________
Name:     James Moore
Title:    Managing Director

C.M. LIFE INSURANCE COMPANY
By: Barings LLC, as Investment Adviser

By: __/s/ James Moore______________________________
Name:     James Moore
Title:    Managing Director

Principal Amount of Senior Notes held:

[***]
[Signature Page to Amendment to Note Purchase Agreement]

Name of Holder:

NASSAU LIFE INSURANCE COMPANY
PHL VARIABLE INSURANCE COMPANY

By: Nassau Asset Management LLC, Its Investment Manager

By: __/s/ David E. Czerniecki______________________________
Name: David E. Czerniecki
Title: Chief Investment Officer

Principal Amount of Senior Notes held:

[***]
[Signature Page to Amendment to Note Purchase Agreement]